NFR POWER, INC.


                              FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999

                                 NFR POWER, INC.
                                 ---------------

                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------






                                                                  Page
                                                                  Number
                                                                  ------

Report of Independent Accountants                                    1

Financial Statements:

  NFR Power, Inc. Balance Sheet at
  September 30, 1999                                                 2

  NFR Power, Inc. Statement of Operations
  for the Year Ended September 30, 1999                              3

  NFR Power, Inc. Statement of
  Stockholder's Deficit at September 30, 1999                        4

  NFR Power, Inc. Statement of Cash
  Flows for the Year Ended
  September 30, 1999                                                 5

  Notes to Financial Statements                                    6 - 8

                       Report of Independent Accountants



To the Board of Directors and Stockholder of NFR Power, Inc.


In our opinion, the accompanying balance sheet and the related statement of operations, stockholder's deficit, and cash flows present fairly, in all material respects, the financial position of NFR Power Inc. (the "Company") at September 30, 1999, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/PricewaterhouseCoopers LLP

April 17, 2000

                                 NFR Power, Inc.
                                  Balance Sheet

                                                        September 30,
                                                            1999
                                                      -----------------
Assets

Current Assets:
Cash                                                          $ 14,550
Accounts Receivable                                             56,319
Taxes Receivable from the Parent                                43,760
Prepayments                                                     53,984
                                                      -----------------
                                                               168,613
                                                      -----------------

Property, Plant and Equipment:
Building                                                       100,000
Industrial and Office Equipment                                 59,681
                                                      -----------------
                                                               159,681
Less: Accumulated Depreciation                                  (6,761)
                                                      -----------------
                                                               152,920
                                                      -----------------

Total Assets                                                 $ 321,533
                                                      =================

Liabilities and Stockholder's Deficit

Liabilities

Current Liabilities:
Notes Payable - Intercompany                                 $ 324,008
Accounts Payable - Intercompany                                 51,555
Accounts Payable                                                 7,239
                                                      -----------------
                                                               382,802
                                                      -----------------

Stockholder's Deficit:
Common Stock, $1 par value;
        authorized 20,000 shares; 500 shares
        issued and outstanding                                     500
Paid in Capital                                                 19,500
Accumulated Deficit                                            (81,269)
                                                      -----------------
                                                               (61,269)
                                                      -----------------

Total Capitalization and Liabilities                         $ 321,533
                                                      =================


                        See Notes to Financial Statements

                                 NFR Power, Inc.
                             Statement of Operations

                                                   For the Year Ended
                                                   September 30, 1999
                                             --------------------------------

Operating Revenues                                      $ 41,156
                                             --------------------------------

Operating Expenses:
Utilities                                                 55,305
Property, Franchise and Other Taxes                       54,763
Contractors                                               24,000
Repairs and Maintenance                                   17,914
Depreciation                                               6,761
Other                                                      5,381
                                             --------------------------------
                                                         164,124
                                             --------------------------------

Operating Loss                                          (122,968)
                                             --------------------------------

Interest Expense:
Intercompany Interest Expense                              2,061
                                             --------------------------------

Income Taxes:
Current                                                  (43,760)
                                             --------------------------------

Net Loss                                               $ (81,269)
                                             ================================


                        See Notes to Financial Statements

                                 NFR Power, Inc.
                       Statement of Stockholder's Deficit


                                                                                                           Total
                                             Common          Paid-in              Deficit              Stockholder's
                                              Stock          Capital            Accumulated               Deficit
                                           ------------    ------------    ----------------------    ------------------

Balance at October 1, 1998                         $ -             $ -                       $ -                   $ -
Common Stock Issued                                500          19,500                         -                20,000
Net Loss                                             -               -                   (81,269)              (81,269)
                                           ------------    ------------    ----------------------    ------------------
Balance at September 30, 1999                    $ 500        $ 19,500                 $ (81,269)            $ (61,269)
                                           ============    ============    ======================    ==================







                        See Notes to Financial Statements

                                 NFR Power, Inc.
                             Statement of Cash Flows

                                                             For the Year Ended
                                                             September 30, 1999
                                                             -------------------
Operating Activities
Net Loss                                                         $ (81,269)

Adjustments to Reconcile Net Income to Net Cash
   Provided by Operating Activities:
              Depreciation                                           6,761
              Change in:
                          Accounts Receivable                      (56,319)
                          Taxes Receivable from the Parent         (43,760)
                          Prepayments                              (53,984)
                          Accounts Payable - Intercompany           51,555
                          Accounts Payable                           7,239
                                                             -------------------
Net Cash Used in Operating Activities                             (169,777)
                                                             -------------------

Investing Activities
              Capital Expenditures                                (159,681)
                                                             -------------------
Net Cash Used in Investing Activities                             (159,681)
                                                             -------------------

Financing Activities
              Change in Notes Payable - Intercompany               324,008
              Proceeds from Common Stock Issuance                   20,000
                                                             -------------------
Net Cash Provided by Financing Activities                          344,008
                                                             -------------------

Net Increase in Cash                                                14,550

Cash at October 1, 1998                                                  -
                                                             -------------------

Cash at September 30, 1999                                        $ 14,550
                                                             ===================


                        See Notes to Financial Statements

                                      NFR Power, Inc.
                               Notes to Financial Statements


Note 1:  Description of Business

NFR Power, Inc. (Power), a New York corporation, is a wholly owned subsidiary of National Fuel Gas Company (NFG). Power purchased a shell co-generation plant on June 29, 1999 through the use of an intercompany demand note payable to National Fuel Resources, Inc. (NFR) (see Note 3: Notes Payable - Intercompany), another wholly owned subsidiary of NFG. In March 2000, Power purchased a 50% partnership interest in a company that generates electricity from the methane gas created in a landfill (see further discussion in Note 4: Subsequent Event). Power is designated as an "exempt wholesale generator" under the Public Utility Holding Company Act of 1935. Power is currently in the process of installing new generation equipment which will produce 40 to 50 megawatts of electricity upon completion. Power anticipates electric generation will begin in the latter part of fiscal 2001 or during fiscal 2002.

Note 2:  Summary of Significant Accounting Policies

Property, Plant and Equipment

At September 30, 1999, property, plant and equipment consisted primarily of a building and miscellaneous equipment. The building is a former co-generation plant which is in the process of being redesigned for electric generation. All property, plant and equipment has been recorded at fair value as of the date of the acquisition. Depreciation is computed using the Modified Accelerated Cost Recovery System over the following estimated useful lives:

                                                              Years
                                                              -----

         Building                                                 39

         Office and Industrial Equipment                      7 - 15

Operating Revenues and Utility Expenses

The former co-generation plant has boilers which generate steam for a manufacturer adjacent to the plant. As an interim solution until the power plant is made operational, the manufacturer owns the boilers while Power operates the boilers for the manufacturer. The manufacturer reimburses Power for its utility costs plus a 10% service charge. Power records the 10% service charge and the reimbursement of utility costs as operating revenues.

                                      NFR Power, Inc.
                         Notes to Financial Statements (Continued)


Income Taxes

NFG and its domestic subsidiaries, which includes Power, file a consolidated federal income tax return. The Company determines its federal income tax liability in accordance with the intercompany tax allocation agreement between NFG and its subsidiaries. Pursuant to this agreement, tax benefits relating to net operating losses are recognized as amounts are receivable from NFG upon utilization of such losses in the consolidated federal income tax return.

Statement of Cash Flows

For purposes of the Statement of Cash Flows, Power considers all highly liquid debt instruments purchased with a maturity of generally three months or less to be cash equivalents. Power did not pay any income taxes or interest during the year ended September 30, 1999.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3:  Notes Payable - Intercompany

Notes Payable - Intercompany consisted of the following at September 30, 1999:

         Demand Note Payable to NFR           $125,931
         Line of Credit with NFR               198,077
                                              --------
                                              $324,008
                                              --------

The Demand Note and amounts drawn from the Line of Credit are variable rate debt. The interest rate on both was approximately 5.5% at September 30, 1999. The Line of Credit is for a maximum amount of $1.0 million.

Note 4:  Subsequent Event (Unaudited)

In March 2000, Power purchased a 50% interest in Seneca Energy II, LLC (Seneca Energy) for $2.6 million. Seneca Energy is in the business of generating and selling electricity to a public utility. Seneca Energy generates the electricity by using methane

                                      NFR Power, Inc.
                         Notes to Financial Statements (Continued)


gas obtained from a landfill in Seneca Falls, New York, which is owned by an outside party.

To finance this investment, Power received a $5.0 million capital contribution from NFG in February 2000. This capital contribution was recorded as an addition to Paid in Capital on Power's balance sheet. The excess proceeds, after making the investment, were used to repay the amounts borrowed from NFR under the Demand Note and Line of Credit discussed above in Note 3: Notes Payable - Intercompany. Upon repayment, the Line of Credit with NFR was cancelled and a new Line of Credit of up to $5.0 million was established with NFG.